UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2005
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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The following release was issued by Caterpillar Inc. on October 27, 2005.

October 27, 2005

IMMEDIATE RELEASE

Caterpillar Announces Global Alliance with JLG to Supply Telehandlers; Implements Revitalization Plan for Building Construction Product Division’s European Operations

Alliance with JLG expected to grow and deliver Cat telehandler product line to customers globally

PEORIA, Illinois - In a move that will better position the company to respond to customer needs and provide greater value, Caterpillar Inc. (NYSE: CAT) announced today that it has signed definitive agreements to enter into a global alliance with JLG Industries, Inc. (NYSE: JLG) to produce a full line-up of Caterpillar branded telehandlers. The alliance is a strong strategic fit for both companies and will give Caterpillar dealers and customers greater access to a quality range of Cat branded telehandler products. The deal is expected to close prior to the end of the year, subject to consultation with employees and their representatives.

“This alliance leverages our respective strengths, combining Caterpillar’s global brand, distribution expertise and component capabilities with JLG’s strong design capabilities in the telehandler and lift industry, to deliver world-class telehandler product to our customers,” said Ed Rapp, vice president of Caterpillar’s Building Construction Products (BCP) Division.

“JLG is very pleased to be able to form an alliance with Caterpillar and its global dealer network to build on JLG’s core strengths in the access market to provide a broad line-up of quality telehandlers to customers throughout the world,” commented Bill Lasky, Chairman of the Board, President, and Chief Executive Officer of JLG.

Caterpillar’s telehandler products are currently produced at BCP’s plant in Leicester, England, along with four other machine product groups. Under the alliance agreement, JLG will develop and manufacture for Caterpillar a line-up of Cat branded telehandlers for global distribution. Caterpillar will retain responsibility for the B-Series telehandlers and earlier models, manufactured and sold by Caterpillar prior to the transition of production to JLG, including warranty and service.

“The actions we’re taking with our telehandler product group are important to revitalizing our Leicester operations,” Rapp commented. “These changes will strengthen our operations and keep us in a position to be competitive and profitable. Ultimately that’s good for the employees and communities in which we live and work.”

As telehandler production is shifted from Caterpillar’s Leicester operations to the JLG facilities, BCP’s European operations will undergo a strategic restructuring to better position the manufacturing of its four other product groups consisting of backhoe loaders, small wheel loaders, compact wheel loaders and mini hydraulic excavators. Caterpillar will continue production of these existing machines at Leicester.

Caterpillar established its first production plant in the United Kingdom over half a century ago. Today, the U.K. represents the company’s largest manufacturing base outside of the United States. Caterpillar employs approximately 10,000 employees in a variety of businesses including building construction products, logistics, remanufacturing, small and medium-sized engines, articulated trucks and electric power generation.

About Caterpillar Inc.
For 80 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2004 sales and revenues of $30.25 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,”“anticipates,”“intends,”“plans,”“believes,”“seeks,”“will,” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company’s products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company’s filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2004. We do not undertake to update our forward-looking statements.

Caterpillar contact:

Rusty Dunn
Corporate Public Affairs
309-675-4803
dunn_rusty_l@cat.com

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 27, 2005	By:	/s/ James B. Buda

James B. Buda
Vice President